Exhibit 99.1

SIZMEK INC. ANNOUNCES ORGANIZATIONAL CHANGES

•     Sales Organization Split To Focus On Two Regions, Reporting to CEO
•     CFO Assumes Additional Administrative Responsibilities

AUSTIN, Texas, Nov. 24, 2015 -- Sizmek Inc. (NASDAQ:SZMK), a global open ad management company that delivers multiscreen campaigns, announced today changes to its organizational structure.

To accelerate revenue growth, the sales organization will be separated to provide greater regional focus, enhanced productivity and improved execution.  Under the new structure Sizmek will have separate teams focused on two major global regions, one for the Americas and another servicing everything outside the Americas, or Rest of World.  The head of each region will report directly to Neil Nguyen, CEO and President of Sizmek.   As a result of the realignment, Liz Ritzcovan, Chief Revenue Officer, will be leaving the company to pursue other opportunities effective November 30, 2015.

“Our efforts in focusing the sales organization on global accounts is beginning to show results, and we appreciate Liz’s contributions over the past year and wish her the best in her next opportunity,” said Neil Nguyen.  “We are taking steps to increase focus and create specific programs which appeal to our two regions.  Our goal is to generate the momentum we are seeing in our NAM region by further customizing our go-to-market strategies for our global territories.  With this structural change I believe we will drive greater execution and accountability.”

Canaan Schalde-Zink, currently VP of the Americas, will assume leadership of that group.  Andrew Bloom, currently Global VP Product Sales will assume the role of interim VP, International Sales while the Company conducts a search to identify a highly experienced executive to fill the position for the Rest of World.

Additionally, the Company announced that it is has expanded Ken Saunders’ responsibilities as Chief Financial Officer to support management’s execution of its business plan.  Ken will assume responsibility for Administration, HR and Legal as part of the change to further streamline the reporting structure and  achieve cost management goals.

About Sizmek

Sizmek Open Ad Management brings freedom of choice to end-to-end advertising. With a single point of access to the best technology, data, and strategic guidance—and the flexibility to choose solutions that fit their strategies—more than 42,000 advertisers, agencies, publishers, and trading desks create inspiring, seamless advertising campaigns that connect them to their customers around the world easily and effectively. Open and independent, Sizmek’s wide range of technology and data is bolstered by integrations with more than 100 partners providing leading solutions for attribution, data management, audience measurement, search engine marketing, creative authoring, and more.  Sizmek operates in more than 70 countries, with local offices  providing award-winning service throughout North America, EMEA, LATAM, and APAC.

For more information contact:

JoAnn Horne

Market Street Partners

415-445-3233